EXHIBIT 4.1

PAR VALUE $0.0001
CERTIFICATE NUMBER	NUMBER OF SHARES

ENVIROSAFE

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

COMMON STOCK	CUSIP NUMBER 29409T 10 2

This certifies that ________________________ is the owner of ____________________ Fully Paid and Non-Assessable Shares of Common Stock Par Value $0.0001 Per Share, of Envirosafe, Inc. transferable only on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

Witness the facsimile seal of the corporation and the facsimile signatures of its duly authorized officers.

Date

[CORPORATE SEAL]

____________________________	____________________________
President	Secretary

COUNTERSIGNED:

____________________________
Transfer Agent and Registrar

Attest:_______________________
Authorized Signature